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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. ___________)




                    Superior Consultant Holdings Corporation
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)


                                    868146101
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                                 (CUSIP Number)


                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1 (b)

[ ] Rule 13d-1 (c)

[X] Rule 13d-1 (d)


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CUSIP NO. 868146101                   13G                 PAGE _2_  OF _6_ PAGES
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  1     Names of Reporting Persons Richard D. Helppie/I.R.S. Identification Nos.
        of Above Persons (Entities Only)

        N/A
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        N/A
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       3,235,124 Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        3,235,124 Shares
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        3,235,124
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        30.7%
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 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1(A).    NAME OF ISSUER:

              SUPERIOR CONSULTANT HOLDINGS CORPORATION


ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4000 TOWN CENTER, SUITE 1100, SOUTHFIELD, MICHIGAN 48075


ITEM 2(A).    NAME OF PERSON FILING:

              RICHARD D. HELPPIE


ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              C/O SUPERIOR CONSULTANT HOLDINGS CORPORATION
              4000 TOWN CENTER, SUITE 1100, SOUTHFIELD, MICHIGAN 48075

ITEM 2(C).    CITIZENSHIP:

              UNITED STATES

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(E).    CUSIP NUMBER:

              868146101

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act;

         (b)  [ ]  Bank as defined in Section 3(a) (6) of the Exchange Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                   (E);




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         (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 3,235,124

         (b)      Percent of class: 30.7%

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote - 3,235,124

         (ii)     Shared power to vote or to direct the vote - 0

         (iii)    Sole power to dispose or to direct the disposition of
                  - 3,235,124

         (iv)     Shared power to dispose or to direct the disposition of - 0

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).





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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

         Instruction.  Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         No other person is known by the Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities, reported on this Schedule.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

         Not Applicable



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 10, 2000



                                            /s/ Richard D. Helppie
                                            ----------------------
                                                Richard D. Helppie